Rollins Announces New Lead Independent Director

ATLANTA, April 25, 2024 /PRNewswire/ -- Rollins, Inc. (NYSE:ROL) ("Rollins" or the "Company"), a premier global consumer and commercial services company, today announces the appointment of Louise S. Sams as Lead Independent Director of the Rollins Board of Directors (the "Board") and the Chairperson of the Nominating and Corporate Governance Committee. Ms. Sams assumed these roles following the retirement of Mr. Jerry W. Nix in conjunction with the Company’s Annual Meeting of Shareholders on April 23, 2024.

Ms. Sams has served as a Director of Rollins since 2022 and previously served as the Executive Vice President and General Counsel of Turner Broadcasting System, Inc., a television and media conglomerate, from 2000 until September 2019. “We are pleased to have someone with Louise’s leadership qualities and governance experience in this important role as we continue to grow our business” said Gary W. Rollins, Executive Chairman of the Board.

About Rollins, Inc.:

Rollins, Inc. (ROL) is a premier global consumer and commercial services company. Through its family of leading brands, the Company and its franchises provide essential pest control services and protection against termite damage, rodents, and insects to more than 2.8 million customers in North America, South America, Europe, Asia, Africa, and Australia, with more than 19,000 employees from more than 800 locations. Rollins is parent to Orkin, HomeTeam Pest Defense, Clark Pest Control, Northwest Exterminating, McCall Service, Trutech, Critter Control, Western Pest Services, Waltham Services, OPC Pest Services, The Industrial Fumigant Company, PermaTreat, Crane Pest Control, MissQuito, Fox Pest Control, Orkin Canada, Orkin Australia, Safeguard (UK), Aardwolf Pestkare (Singapore), and more. You can learn more about Rollins and its subsidiaries by visiting www.rollins.com.

Investor Contact: InvestorRelations@rollins.com (404) 888-2000